Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors and Shareholders
Dreyfus Investment Funds and Dreyfus BNY Mellon Funds, Inc.:

We consent to the use of our reports, dated November 27, 2013 and February 21, 2014, on Dreyfus/Standish Intermediate Tax Exempt Bond Fund (now known as Dreyfus Tax Sensitive Total Return Bond Fund) and Dreyfus/Standish Global Fixed Income Fund, respectively (collectively the “Funds”), each a series of Dreyfus Investment Funds, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

We also consent to use of our report dated January 21, 2014, with respect to the statement of assets and liabilities (in organization) of Dreyfus Global Emerging Markets Fund, a series of Dreyfus BNY Mellon Funds, Inc., as of January 15, 2014, in the Statement of Additional Information.

KPMG LLP
February 21, 2014